Exhibit T3A.2.106

[LOGO]

71483410002

ARTICLES OF CONVERSION

OF

LAKER SOFTWARE, INC.

INTO

LAKER SOFTWARE, LLC

Clarence Guggisberg, Chief Executive Officer of Laker Software, Inc., a Minnesota corporation (the “Corporation’’), hereby states the following on behalf of the Corporation, as is required by Section 302A.687 of the Minnesota Statutes:

1.	Attached hereto as Exhibit A is a copy of the Plan of Conversion of Laker Software, Inc. into Laker Software, LLC (the “Plan”).

2.	The name of the converting organization is Laker Software, Inc. (the “Converting Organization”), and the name to which the Converting Organization is to be changed is Laker Software, LLC (the “Converted Organization”).

3.	The Converted Organization will be a limited liability company governed under Chapter 322B of the Minnesota Statutes.

4.	The Plan was approved by all of the directors and the sole shareholder of the Converting Organization in accordance with Section 302A.685 of the Minnesota Statutes pursuant to a joint written consent adopted in accordance with Section 302A.239 and 302A.441 of the Minnesota Statutes.

5.	Attached hereto as Exhibit B is a copy of the Articles of Organization of the Converted Organization.

6.	Pursuant to Section 302A.69l of the Minnesota Statutes, the conversion contemplated by these Articles of Conversion will be effective when filed.

[Signature Page Follows]

Laker Holdings, Inc.	Page 1
Articles of Conversion
dms.us.53176775.03

Dated November 25, 2013.

THE CONVERTING ORGANIZATION

LAKER SOFTWARE, INC.

/s/ Aaron Guggisberg
By: Aaron Guggisberg
Its: President

Laker Holdings, Inc.	Page 2
Articles of Conversion
dms.us.53176775.02

Exhibit A to the ARTICLES OF CONVERSION

PLAN OF CONVERSION

FOR THE CONVERSION

OF

LAKER SOFTWARE, INC.

INTO

LAKER SOFTWARE, LLC

This PLAN OF CONVERSION (this “Plan”), pursuant to Section 302A.683 of the Minnesota Statues, sets forth and accounts for the conversion of Laker Software, Inc., a Minnesota corporation, into Laker Software, LLC, a yet to be formed Minnesota limited liability company.

1.	Name of Converting Organization. The name of the converting organization is Laker Software, Inc., a Minnesota corporation formed under Chapter 302A of the Minnesota Statutes (the “Converting Organization”).

2.	Name of Converted Organization. The name of the converted organization is Laker Software, LLC (the “Converted Organization”).

3.	Form of Converted Organization. The Converted Organization will be a limited liability company governed under Chapter 322B of the Minnesota Statutes.

4.	Terms and Conditions of Proposed Conversion. The terms and conditions of the proposed conversion are as follows:

a.	Effective Date of Conversion. The “Effective Date” of the Conversion will be November 25, 2013 and the Conversion will become effective when filed. The Converting Organization will be converted into the Converted Organization on and as of the Effective Date.

b.	Governing Laws; Articles of Organization. The Articles of Organization of Laker Software, LLC, attached to these Articles of Conversion as Exhibit B and incorporated by reference herein, will be the current Articles of Organization of the Converted Organization as of the Effective Date of the Conversion and will supersede the Articles of Incorporation of the Converting Organization.

5.	Management; Bylaws; Governors and Officers. At the Effective Date, the Bylaws of the Converting Organization will be cancelled and the directors of the Converting Organization will cease to hold office and will not be “governors” or “managers” as those terms are defined in the Chapter 322B of the Minnesota Statutes. The Converted Organization will be Member managed.

6.	Conversion of Shares into Membership Interests. At the Effective Time, 100% of the issued and outstanding capital stock of the Converting Organization will be converted into 100% of membership interest in the Converted Organization. No shares of the Converted Organization’s common stock issued and outstanding at the Effective Date will remain as a result of the Conversion, but all such shares will become null and void.

Laker Holdings, Inc.	Page 1
Exhibit A to the Articles of Conversion
dms.us.53176590.02

7.	Effect of the Conversion. At the Effective Date of the Conversion, the Converted Organization will succeed to and will possess and enjoy all the rights, privileges, immunities, powers and franchises, both of a public and private nature, of the Converting Organization, and all property, real, personal, and mixed, including patents, trademarks, tradenames, and all debts due to the Converting Organization on whatever account, for stock subscriptions as well as for all other things in action or all other rights belonging to said organization; and all said property, rights, privileges, immunities, powers and franchises, and all and every other interest will be thereafter the property of the Converted Organization as effectively as they were of the Converting Organization, and the title of any real estate vested by deed or otherwise in Converting Organization will not revert or be in any way impaired by reason of the Conversion; provided, however, that all rights of creditors and all liens upon any property of the Converting Organization will be preserved unimpaired, limited in lien to the property affected by such liens prior to the Effective Date of the Conversion, and all debts, liabilities, and duties of said Converting Organization will attach to the Converted Organization and may be enforced against it to the same extent as if said debts, liabilities, and duties had been incurred or contracted in the first instance by the Converted Organization.

8.	Accounting Matters. The assets and liabilities of the Converting Organization as of the Effective Date of the Conversion wilt be taken up on the books of the Converted Organization at the amounts at which they were carried at that time on the books. The accounting procedures and depreciation schedules and procedures of the Converting Organization will be the procedures and schedules of the Converted Organization.

9.	Filing of Plan of Conversion. Upon adoption and approval of the Plan by all the members of the Board of Directors and all of the shareholders of the Converting Organization in accordance with Section 302A.685 of the Minnesota Business Corporation Act, Articles of Conversion Will be executed and delivered to the Secretary of State of the State of Minnesota for filing as provided by the Minnesota Business Corporation Act. The Converted Organization will also cause to be performed all necessary acts within the State of Minnesota and elsewhere to effectuate the Conversion.

* * *

Laker Holdings, Inc.	Page 2
Exhibit A to the Articles of Conversion
dms.us.53176590.02

Exhibit B to the ARTICLES OF CONVERSION

ARTICLES OF ORGANIZATION

OF

LAKER SOFTWARE, LLC

The following Articles of Organization will be the Articles of Organization of this limited liability company.

ARTICLE 1

Name

The name of this limited liability company is Laker Software, LLC.

ARTICLE 2

Registered Office

The address of this limited liability company’s registered office in this state is Laker Software, LLC, 10567 165th Street West, Lakeville, MN 55044.

ARTICLE 3

Organizer

The name and address of the sole organizer of this limited liability company is Lisa R. Pugh, Faegre Baker Daniels LLP, 2200 Wells Fargo Center, 90 South Seventh Street, Minneapolis, Minnesota 55402.

ARTICLE 4

Period of Existence

Unless dissolved earlier in accordance with law, this limited liability company will have perpetual existence.

ARTICLE 5

Cumulative Voting Prohibition

Members will have no rights of cumulative voting.

ARTICLE 6

Preemptive Rights Prohibition

Members will have no statutory preemptive rights.

Laker Holdings, Inc.	Page 1
Exhibit B to the Articles of Conversion
dms.us.53178243.02

ARTICLE 7

Dissenters’ Rights Prohibition

A member’s right to dissent from or obtain payment for the fair value of the member’s membership interest are limited to the fullest extent permitted by Minnesota law. Pursuant to Minnesota Statutes Section 322B.383, subdivision 1(I) (or similar provisions of future law), a member will have no right to dissent from, and obtain payment for the fair value of the member’s membership interest in the event of, an amendment of the articles that materially and adversely affects the rights or preferences of the membership interest of the dissenting member in that it: (1) alters or abolishes a preferential right of the membership interests; (2) creates, alters, or abolishes a right in respect of the redemption of the membership interests, including a provision respecting a sinking fund for the redemption or repurchase of the membership interests; (3) alters or abolishes a preemptive right of the owner of the membership interests to make a contribution; (4) excludes or limits the right of a member to vote on a matter or to cumulate votes; (5) changes a member’s right to resign or retire; or (6) establishes or changes the conditions for or consequences of expulsion.

ARTICLE 8

Governor Action by Written Consent

Any action required or permitted to be taken at a meeting of the board of governors may be taken by written action signed, or consented to by authenticated electronic communication, by all of the governors then in office, unless the action is one which need not be approved by the members, in which case such action will be effective if signed by, or consented to by authenticated electronic communication, the number of governors that would be required to take the same action at a meeting at which all governors were present.

ARTICLE 9

Member Action by Written Consent

Any action required or permitted to be taken at a meeting of the members may be taken by written action signed, or consented to by authenticated electronic communication, by members having voting power equal to the voting power that would be required to take the same action at a meeting at which all members entitled to vote were present.

ARTICLE 10

Limitation of Governor Liability

No governor of this limited liability company will be personally liable to the limited liability company or its members for monetary damages for breach of fiduciary duty by such governor to the fullest extent provided by Minnesota law. Any repeal or modification of this Article by the members of this limited liability company will be prospective only and will not adversely affect any limitation on the personal liability of a governor of this limited liability company existing at the time of such repeal or modification.

* * *

Dated: November 25, 2013.

/s/ Lisa R. Pugh
Lisa R. Pugh, Sole organizer

STATE OF MINNESOTA
DEPARTMENT OF STATE
FILED

NOV 25 2013

Mark Ritchie
Secretary of State

Laker Holdings, Inc.	Page 2
Exhibit B to the Articles of Conversion
dms.us.53178243.02

[LOGO]
14580623

Office of the Minnesota Secretary of State Minnesota Limited Liability Company | Amendment to Articles of Organization Minnesota Statutes, Chapter 322C	[SEAL]

Read the instructions before completing this form.

Filing Fee: $55 for expedited service in-person and online filings, $35 if submitted by mail

Note: Information provided when filing a business entity is public data and may be viewable online. This includes but is not limited to all individual names and addresses.

1. List the name of this company currently on file with the Office of the Minnesota Secretary of State: (Required)

Laker Software, LLC

2. The articles of organization for this Limited Liability Company are amended pursuant to Chapter 322C.

AMENDMENT OPTIONS: Complete as many amendment options as apply. Complete an option only if you are changing the information related to that option.

3. The company name is changed to:

Ex Software, LLC

4. The registered office address is changed to:

Street Address (A post office box by itself is not acceptable)	City	State	Zip Code

5. The registered agent is changed to:

6. The business mailing address has changed to:

Address	City	State	Zip Code

7. The articles of organization are otherwise amended as follows:

8. I, the undersigned, certify that I am signing this document as the person whose signature is required, or as agent of the person(s) whose signature would be required who has authorized me to sign this document on his/her behalf, or in both capacities. I further certify that I have completed all required fields, and that the information in this document is true and correct and in compliance with the applicable chapter of Minnesota Statutes. I understand that by signing this document I am subject to the penalties of perjury as set forth in Section 609.48 as if I had signed this document under oath.

/s/ Susan C. Lowell	02-21-2024
Signature of Authorized Person or Authorized Agent	Date

Office of the Minnesota Secretary of State Minnesota Limited Liability Company | Amendment to Articles of Organization Minnesota Statutes, Chapter 322C	[SEAL]

Email Address for Official Notices

Enter an email address to which the Secretary of State can forward official notices required by law and other notices:

☐ Check here to have your email address excluded from requests for bulk data, to the extent allowed by Minnesota law.

List a name and daytime phone number of a person who can be contacted about this form:

Contact Name	Phone Number

Entities that own, lease, or have any financial interest in agricultural land or land capable of being farmed must register with the MN Dept. of Agriculture’s Corporate Farm Program.

Does this entity own, lease, or have any financial interest in agricultural land or land capable of being farmed?

Yes ☐    No ☒

LLCAmendmentRev. 10/01/2021